Exhibit 99.6

CONSENT OF LEI YANG

JIANA SCIENCE AND TECHNOLOGY CO., LTD. (the “Company”) intends to file a Registration Statement on Form F-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: March 31, 2020

By:	/s/ Lei Yang
Lei Yang